Exhibit 10.2

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES IN THE UNITED STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

CONVERTIBLE PROMISSORY NOTE

Date of Note: August 25, 2026

Initial Principal Amount: $162,500.00

For value received Bion Environmental Technologies, Inc., a Colorado corporation, BION TECHNOLOGIES, INC., and BION 3G-1 LLC (each individually and, collectively, from time to time, the “Company” or “Bion Group”), jointly and severally promise to pay to North Prairie Holdings, LLC, a Michigan limited liability company, or such party’s assigns (the “Holder”) the principal amount of One Hundred Sixty-Two Thousand Five Hundred and 00/100 Dollars ($162,500.00), representing Company’s delinquent rent obligations to Holder under the Lease (as defined below) as of the date of this Note, as such amount may be increased from time to time by the accrual of Lease Payments pursuant to Section 2 below (as so increased from time to time, the outstanding principal amount is referred to herein as the “Principal Amount”), together with interest on the outstanding Principal Amount at the rate of 10% per annum, compounded monthly. Interest shall commence with the date of this Note and shall continue on the outstanding Principal Amount, including any amounts added to the Principal Amount pursuant to Section 2 below (each such addition accruing interest from the date it is added), until paid in full or converted. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed. All unpaid interest and the Principal Amount shall be due and payable on the earlier of (i) January 3, 2027, or (ii) the date of the consummation of a Qualified Financing (as defined below), in which case such amounts shall be paid and converted in accordance with Section 4(a) below (the earlier of such dates, the “Maturity Date”). In addition to the interest referenced above, and in the Event of Default, additional interest will accrue from the date of the Event of Default at the rate equal to the lower of 18% per annum or the highest rate permitted by law.

1. Basic Terms.

(a)	Payments. All payments of interest and the Principal Amount shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest, and thereafter to the Principal Amount.

(b)	Prepayment; Repayment. Notwithstanding anything to the contrary, except pursuant to Section 4(a) below or upon the Maturity Date or acceleration of the Note upon an Event of Default, the Company may not prepay or repay this convertible promissory note (the “Note”) without the consent of the Holder, which may be withheld in the Holder’s sole and exclusive discretion.

(c)	Most Favored Nations. If, while this Note is outstanding, the Company issues or enters into any new loan, credit facility or indebtedness for borrowed money, including other indebtedness of the Company convertible into equity securities of the Company, or amends any loan, credit facility or indebtedness for borrowed money, including any existing indebtedness convertible into equity securities of the Company, and such newly issued or amended loan, credit facility or indebtedness would have material terms that are more favorable, from the perspective of the Holder (the “Other Debt”), than the terms of this Note, then the Company will provide the Holder with prompt written notice thereof, together with a copy of all documentation relating to the Other Debt and, upon request of the Holder, any additional information related to the Other Debt as may be reasonably requested by the Holder. The Company will provide such notice to the Holder promptly (and in any event within 30 days) following the issuance of the Other Debt. In the event the Holder determines that the terms of the Other Debt are preferable to the terms of this Note, the Holder will notify the Company in writing within five days following the Holder’s receipt of such notice from the Company. Promptly after receipt of such written notice from the Holder, but in any event within 30 days, the Company will amend and restate this Note to include such favorable terms present in the Other Debt as selected by the Holder.

Holder acknowledges that any documentation or information provided to Holder pursuant to Section 1(c) may constitute material non-public information regarding the Company. Holder agrees to treat all such documentation and information as confidential and shall not disclose, publish, or otherwise release such information to any third party, except as may be required by applicable law or legal process.

2. Accrual of Lease Payments.

The Company (through its affiliate, Bion 3G-1 LLC, as tenant) is a party to that certain Lease Agreement with the Holder dated September 23, 2021 (as it may be amended, the “Lease”), covering approximately four (4) acres located at 5093 East 700 North, Fair Oaks, Newton County, Indiana, providing for monthly rent payments of $6,250.00 (each, a “Lease Payment”). Effective as of the date of this Note and continuing until the earlier of (i) the consummation of a Qualified Financing (as defined below) or (ii) the maturity date of the Note, January 3, 2027, the obligation to make Lease Payments under the Lease shall be suspended, and in lieu thereof, on each date a Lease Payment would otherwise have been due under the Lease, the amount of that Lease Payment shall automatically be added to, and shall increase, the Principal Amount of this Note as of such date. Upon the earliest of (i) the occurrence of a Qualified Financing and the payment and conversion described in Section 4(a) below, or (ii) the Maturity Date, Lease Payments under the Lease shall resume automatically in accordance with the terms of the Lease.

3. Continued Operations at Fair Oaks.

For so long as any portion of the Principal Amount or accrued interest under this Note remains outstanding and unpaid or unconverted, the Company shall not, and shall not permit its affiliate Bion 3G-1 LLC to, decommission the Facility, or remove, relocate, or transfer any equipment comprising the Facility from the System Site (each as defined in the Lease) to another location, unless and until this Note has been paid, satisfied, and/or converted in full in accordance with its terms. Notwithstanding the foregoing, this Section 3 shall not restrict, and the Company and Bion 3G-1 LLC shall not be required to satisfy the Note prior to, any decommissioning, removal, relocation, or transfer of equipment comprising the Facility that results from: (i) a partial or complete destruction of the Facility and/or the System Site and the exercise of Bion 3G-1 LLC’s termination rights, in each case under and in accordance with Article 11 of the Lease; (ii) a condemnation or taking of the System Site, or the exercise of Bion 3G-1 LLC’s termination rights in connection therewith, in each case under and in accordance with Article 13 of the Lease; or (iii) a termination of the Lease mutually agreed to in writing by the Holder, in its capacity as landlord under the Lease, and Bion 3G-1 LLC.

4. Conversion; Repayment; Piggyback Rights.

(a)	Repayment and Conversion upon a Qualified Financing.

(i)	Partial Repayment upon a Qualified Financing. In the event that the Company issues and sells shares of its common stock (“Common Stock”), to investors (the “Investors”) while this Note remains outstanding and prior to the Maturity Date in a bona fide sale to a third party or third parties with total proceeds to the Company of not less than $2,000,000 (excluding the conversion of the Note or other convertible securities issued for capital raising purposes (e.g., Simple Agreements for Future Equity)) (a “Qualified Financing”), then the Company shall pay Holder, in cash, an amount equal to $50,000.00, to be applied first against accrued interest, and the remainder, if any, against the Principal Amount. Such payment shall be made within five (5) days following the consummation of the Qualified Financing and receipt of funds.

(ii)	Conversion of Balance upon a Qualified Financing. In the event that the Company issues and sells shares of its Common Stock to Investors while this Note remains outstanding and prior to the Maturity Date in a Qualified Financing (as defined above), then, after giving effect to the payment described in Section 4(a)(i) above, the remaining outstanding Principal Amount of this Note and any unpaid accrued interest shall automatically convert in whole without any further action by the Holder into Common Stock of the Company sold in the Qualified Financing at a conversion price per share equal to the price paid for the Common Stock of the Company by the Investors in the Qualified Financing. Within five (5) days following the consummation of the Qualified Financing, the Company shall give the Holder written notice of the consummation of the Qualified Financing and of the material terms thereof, and the number of shares of Common Stock of the Company into which the outstanding Principal Amount of this Note and any unpaid accrued interest converted.

(b)	Optional Conversion at Non-Qualified Financing. In the event the Company consummates one or more equity financings while this Note remains outstanding and prior to the Maturity Date pursuant to which it sells shares of its capital stock in a transaction or transactions for capital raising purposes that does not constitute a Qualified Financing having aggregate total proceeds of not less than $1,000,000 (“Threshold”), then the Company shall give the Holder written notice of the equity financing which causes such aggregate Threshold to be equaled or exceeded and the material terms thereof within five (5) days of the consummation of such equity financing, and the Holder shall have the option (but not the obligation), acting in the Holder’s sole and exclusive discretion, to treat such equity financing as a Qualified Financing on the same terms set forth herein and, upon notice to the Company, thereby convert the Principal Amount of this Note and any unpaid accrued interest into the shares of capital stock issued in such equity financing on the same terms and conditions as would otherwise apply to conversion of this Note into shares of Common Stock of the Company in a Qualified Financing as set forth in Section 4(a) hereof.

(c)	Procedure for Conversion. In connection with any conversion of this Note into capital stock, the Holder shall surrender this Note to the Company.

(d)	Stock Certificates. The Company will deliver to the Holder, or Holder’s authorized designee, no later than five (5) days after the date of conversion of this Note, a certificate or certificates (which certificate(s) shall be free of restrictive legends and trading restrictions if the shares of common stock (or other capital stock, as applicable) of the Company underlying the portion of the Note being converted are eligible under a resale exemption pursuant to Rule 144(b)(1)(ii) and Rule 144(d)(1)(ii) of the Securities Act) representing the number of shares of common stock (or other capital stock, as applicable) being acquired upon the conversion of this Note. In lieu of delivering physical certificates representing the shares of common stock (or other capital stock, as applicable) of the Company issuable upon conversion of this Note, provided the Company’s transfer agent (“Transfer Agent”) is participating in the Fast Automated Securities Transfer (“FAST”) system program of the Depository Trust Company (“DTC”), the Company shall instead use commercially reasonable efforts to cause its transfer agent to electronically transmit such shares issuable upon conversion to the Holder (or its designee), by crediting the account of the Holder’s (or such designee’s) broker with DTC through its Deposits and Withdrawal at Custodian (“DWAC”) program (provided that the same time periods herein as for stock certificates shall apply).

(e)	Charges and Expenses. Issuance of common stock (or other capital stock, as applicable) to the Holder, or any of its assignees, upon the conversion of this Note shall be made without charge to the Holder for any issuance fee, transfer tax, legal and related charges, postage/mailing charge or any other expense with respect to the issuance of such common stock. Company shall pay all Transfer Agent fees incurred from the issuance of the common stock (or other capital stock, as applicable) to Holder, as well as any and all other fees and charges required by the Transfer Agent as a condition to effectuate such issuance. Any such fees or charges, as noted in this Section, that are paid by the Holder (whether from the Company’s delays, outright refusal to pay, or otherwise), will be automatically added to the Principal Amount of the Note and tack back to the Effective Date for purposes of Rule 144.

(f)	Piggyback Registration Rights. The Company shall include on the next registration statement (other than a registration statement on Form S-4 or Form S-8) that the Company files with the Securities and Exchange Commission (the “SEC”) (or on the subsequent registration statement if such registration statement is withdrawn) all shares issuable upon conversion of this Note, unless the shares issuable upon conversion of the Note may be sold under Rule 144 without any volume limitation, and the Company shall pay all registration expenses arising from or incidental to the performance of, or compliance with, this Agreement.

(g)	Indemnification. To the extent permitted by law, and in addition to any other rights of the Holder under applicable law or this Agreement, the Company will indemnify, defend and hold harmless the Holder, the shareholders, directors, managers, officers, employees and agents of the Holder, any underwriter (as defined in the Securities Act) for the Holder and each person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Holder or such underwriter from and against any and all losses, claims, damages and liabilities, joint or several (including, without limitation, reasonable legal fees and other expenses incurred in connection with any suit, or proceeding or any claim asserted) to which any of the foregoing may become subject, under the Securities Act, the Exchange Act, any state securities laws, or otherwise, based upon or arising out of any untrue statement or alleged untrue statement of a material fact in a registration statement, any prospectus or omission or alleged omission to state therein any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company shall have no obligation to indemnify or hold harmless such persons in any such case for any such loss, claim, damage, liability or action for any materially untrue statement of the Holder that was provided by the Holder to the Company for use (and used by the Company in conformity therewith and in reasonable reliance thereon) in the preparation of such registration statement, prospectus, or amendment or supplement thereto.

5. Representations and Warranties of the Company.

The Company hereby represents and warrants to the Holder as of the date the Note was issued and at all times while this Note is outstanding as follows:

(a)	Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. The Company has the requisite corporate power to own and operate its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary.

(b)	Corporate Power. The Company has all requisite corporate power to issue this Note and to carry out and perform its obligations under this Note. The Company’s Board of Directors (the “Board”) has approved the issuance of this Note based upon a reasonable belief that the issuance of this Note is appropriate for the Company after reasonable inquiry concerning the Company’s financing objectives and financial situation.

(c)	Authorization. All corporate action on the part of the Company, the Board and the Company’s stockholders necessary for the issuance and delivery of this Note has been taken. This Note constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws. Any securities issued upon conversion of this Note (the “Conversion Securities”), when issued in compliance with the provisions of this Note, will be validly issued, fully paid, nonassessable, free of any liens or encumbrances and issued in compliance with all applicable federal and securities laws.

(d)	Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any governmental authority required on the part of the Company in connection with issuance of this Note has been obtained.

(e)	Compliance with Laws. The Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties.

(f)	Compliance with Other Instruments. The Company is not in violation or default of any term of its articles of incorporation or bylaws, or of any provision of any mortgage, indenture or contract to which it is a party and by which it is bound or of any judgment, decree, order or writ. The execution, delivery and performance of this Note will not result in any such violation or be in conflict with, or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, decree, order or writ or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties. Without limiting the foregoing, the Company has obtained all waivers reasonably necessary with respect to any preemptive rights, rights of first refusal or similar rights, including any notice or offering periods provided for as part of any such rights, in order for the Company to consummate the transactions contemplated hereunder without any third party obtaining any rights to cause the Company to offer or issue any securities of the Company as a result of the consummation of the transactions contemplated hereunder.

(g)	No “Bad Actor” Disqualification. The Company has exercised reasonable care to determine whether any Company Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii), as modified by Rules 506(d)(2) and (d)(3), under the Act (“Disqualification Events”). To the Company’s knowledge, no Company Covered Person is subject to a Disqualification Event. The Company has complied, to the extent required, with any disclosure obligations under Rule 506(e) under the Act. For purposes of this Note, “Company Covered Persons” are those persons specified in Rule 506(d)(1) under the Act; provided, however, that Company Covered Persons do not include (a) the Holder, or (b) any person or entity that is deemed to be an affiliated issuer of the Company solely as a result of the relationship between the Company and the Holder.

(h)	Offering. The offer, issue and sale of this Note and the Conversion Securities (collectively, the “Securities”) are and will be exempt from the registration and prospectus delivery requirements of the Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

(i)	Use of Proceeds. The Company shall use the proceeds of this Note solely for the operations of its business, and not for any personal, family or household purpose.

(j)	Broker’s Fees. No agent, broker, investment banker, person or firm acting on behalf of or under the authority of the Company hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. In addition, and not by way of limitation, the Company further agrees to indemnify, defend and hold harmless the Holder and the shareholders, directors, managers, officers, employees and agents of the Holder for any claims, losses or expenses incurred by the Holder or any of such other persons as a result of the representations and warranties of the Company being untrue.

6. Events of Default.

If there shall be any Event of Default (as defined below) hereunder, at the option and upon the declaration of the Holder and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under subsections (b) through (l) below), this Note shall accelerate and all Principal Amount and unpaid accrued interest shall become immediately due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a)	The Company fails to timely pay any of the Principal Amount due under this Note on the date the same becomes due and payable or any unpaid accrued interest or other amounts due under this Note on the date the same becomes due and payable, or breaches any representation, warranty or obligation of the Company under this Note or under any other agreement to which the Company and the Holder are parties, including without limitation the Settlement and Mutual Release Agreement between the Company and the Holder dated as of the date of this Note (the “Settlement Agreement”) or the Lease;

(b)	The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(c)	An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee or assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company);

(d)	any failure of the Company to satisfy its “filing” obligations under the Exchange Act and the rules and guidelines issued by OTC Markets News Service, OTCMarkets.com and their affiliates;

(e)	failure of the Company to remain in good standing under the laws of the State of Colorado or any other jurisdiction where the Company is registered as a foreign corporation;

(f)	failure of Company’s common stock to maintain a closing bid price in the primary exchange on which the Company’s common stock is traded or quoted (“Principal Market”) for more than three consecutive days on which there is trading or quoting for any security on the Principal Market (“Trading Days”);

(g)	any delisting from a Principal Market for any reason;

(h)	failure by Company to pay any of its Transfer Agent fees or to maintain a Transfer Agent of record;

(i)	failure by Company to notify Holder of a change in Transfer Agent within 24 hours of such change;

(j)	any trading suspension imposed by the SEC under Sections 12(j) or 12(k) of the Exchange Act; or

(k)	failure by the Company to meet all requirements necessary to satisfy the availability of Rule 144 to the Holder or its assigns, including but not limited to the timely fulfillment of its filing requirements as a fully-reporting issuer registered with the SEC, requirements for XBRL filings, and requirements for disclosure of financial statements on its website.

(l)	any decommissioning of the Facility, or removal, relocation, or transfer of any equipment comprising the Facility from the System Site, in each case in violation of Section 3 of this Note.

In the event of any Event of Default hereunder, the Company shall pay all reasonable attorneys’ fees, court costs and other expenses incurred by the Holder in enforcing and collecting this Note.

7. Miscellaneous Provisions.

(a)	Waivers. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

(b)	Transfers of Note. This Note may be transferred by the Holder provided such transfer is permitted by applicable state and federal securities laws. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and the Principal Amount shall be paid solely to the registered holder of this Note.

(c)	Amendment and Waiver. Any term of this Note may only be amended or waived with the written consent of the Company and the Holder.

(d)	Governing Law. This Note shall be governed by and construed under the laws of the State of Indiana, without giving effect to conflicts of laws principles.

(e)	Jurisdiction and Venue. Any dispute or claim arising to or in any way related to this Note or the rights and obligations of each of the parties shall be brought only in the state courts located in Newton County, Indiana or in the federal courts located in the United States District Court for the Northern District of Indiana.

(f)	No Jury Trial. The Company hereto knowingly and voluntarily waives any and all rights it may have to a trial by jury with respect to any litigation based on, or arising out of, under, or in connection with, this Note.

(g)	Binding Agreement. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Note, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.

(h)	Counterparts; Manner of Delivery. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(i)	Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

(j)	Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications to a party shall be sent to the party’s address set forth on the signature page hereto or at such other address(es) as such party may designate by 10 days’ advance written notice to the other party hereto. A copy of any notice to the Holder shall be sent to Foster, Swift, Collins & Smith, P.C., 1700 East Beltline, N.E., Suite 200, Grand Rapids, Michigan 49525, Attn: James B. Doezema, e-mail: jdoezema@fosterswift.com.

(k)	Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Holder, upon any breach or default of the Company under this Note shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by the Holder of any breach or default under this Note, or any waiver by the Holder of any provisions or conditions of this Note, must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Note, or by law or otherwise afforded to the Holder, shall be cumulative and not alternative.

(l)	Entire Agreement. This Note constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

(m)	Delivery of Process by the Holder to the Company. In the event of an action or proceeding by the Holder against the Company, and only by the Holder against the Company, service of copies of summons and/or complaint and/or any other process that may be served in any such action or proceeding may be made by the Holder via U.S. Mail, overnight delivery service such as FedEx or UPS, email, fax, or process server, or by mailing or otherwise delivering a copy of such process to the Company at its last known attorney as set forth in its most recent SEC filing.

[Signature page follows]

The parties have executed this Convertible Promissory Note as of the date of this Note.

Bion Environmental Technologies, Inc., Bion Technologies, Inc., and Bion 3G-1 LLC

By: /s/ Stephen Craig Scott

Name: Stephen Craig Scott

Its: Chief Executive Officer

Address: 9 East Park Court, Old Bethpage, New York 11804

Attn: Stephen Craig Scott, Chief Executive Officer; Email: cscott@bionenviro.com

North Prairie Holdings, LLC

By: /s/ Richard J. Blauw, Jr.

Name: Richard J. Blauw, Jr.

Its: Member/Agent

Address: c/o Ag Business Solutions, LLC, 588 3 Mile Rd., NW, Suite 203, Grand Rapids, Michigan 49544

Attn: Richard J. Blauw, Jr.; Email: Rblauw@agbus.com

[Signature Page to Convertible Promissory Note]